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                                                                   Exhibit 99(b)




                               E'TOWN CORPORATION

                                      1998

                              DIRECTORS' STOCK PLAN
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                               E'TOWN CORPORATION

                           1998 DIRECTORS' STOCK PLAN


                                    ARTICLE I

                                     Purpose


         1.01 Plan is intended to motivate, reward and retain non-employee Directors of the Company for contributing to the long-term success of the Company and its subsidiaries by providing an opportunity for meaningful capital accumulation linked to the future success of the Company and appreciation in shareholder value. The Plan is intended to permit the award of shares of Restricted Stock and Unrestricted Stock. It is intended that, commencing on the effective date of the Plan, the annual retainer fee paid to non-employee members of the Board of Directors shall be provided in the form of Restricted or Unrestricted Stock, in accordance with each Director's election, as provided in Articles IV and VII hereof.


                                   ARTICLE II

                                   Definitions


         2.01 "Affiliate" means any "subsidiary" or "parent" corporation (within the meaning of Section 424 of the Code) of the Company.


         2.02 "Agreement" means a written agreement (including any amendment or supplement thereto) between the Company and a Participant specifying the terms and conditions upon which an award of Restricted Stock is granted to such Participant.


         2.03 "Board" means the Board of Directors of E'town Corporation and Elizabethtown Water Company.


         2.04 "Code" means the Internal Revenue Code of 1986, and any amendments thereto.


         2.05 "Committee" means the Executive Compensation and Stock Options Committee of the Company.


         2.06 "Common Stock" means the Common Stock of the Company.


         2.07 "Company" means E'town Corporation, or any successor thereof.


         2.08 "Director" means a member of the Board who is not an employee of the Company, any Subsidiary or Affiliate.


         2.09 "Election Period" means the period from April 1 through April 30 immediately preceding each Plan Year during which a Participant can make an election pursuant to Section 7.02 of the Plan.


         2.10 "Elizabethtown" means Elizabethtown Water Company, a wholly-owned subsidiary of the Company, or any successor thereof.


         2.11 "Participant" means a Director of the Company who received an award of Restricted Stock or Unrestricted Stock under the Plan.


         2.12 "Plan" means the E'town Corporation 1998 Directors' Stock Plan.
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         2.13 "Plan Administrator" means the individual(s) appointed by the
Committee to administer the Plan in accordance with its terms.


         2.14 "Plan Year" means the 12-month period beginning June 1 and ending May 31. The initial Plan Year shall commence June 1, 1998.


         2.15 "Restricted Stock" means Common Stock awarded to a Participant under Article VII. Shares of Common Stock shall cease to be Restricted Stock when, in accordance with the terms of the Plan and the applicable Agreement, they become transferable and free of substantial risks of forfeiture.


         2.16 "Unrestricted Stock" means Common Stock awarded to a Participant in accordance with Article VII, which is not subject to restrictions regarding ownership and transferability.


                                   ARTICLE III

                                 Administration


         3.01 The Committee shall determine the terms of any award of Restricted Stock as the Committee may consider appropriate, in a manner which is consistent with the provisions of this Plan. No shares of Common Stock comprising an award of Restricted Stock shall be transferable by the recipient thereof prior to the time such recipient ceases to be a director, except upon conversion of such Restricted Stock to Unrestricted Stock as provided in Article VI. The terms of any award of Restricted Stock may include other conditions, in addition to those contained in this Plan, on the transferability or forfeitability of Restricted Stock. In addition, the Committee shall have complete authority to interpret all provisions of this Plan; to prescribe the form of Agreements; to adopt, amend, and rescind rules and regulations pertaining to the administration of the Plan; and to make all other determinations necessary or advisable for the administration of this Plan. The express grant in the Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Board. Any decision made, or action taken, by the Committee or the Board in connection with the administration of this Plan shall be final and conclusive. The Board shall not be liable for any action, failure to act, determination or interpretation made in good faith with respect to this Plan, or any transaction hereunder. All expense of administering this Plan shall be borne by the Company and/or Elizabethtown, as the Board shall determine.


                                   ARTICLE IV

                                   Eligibility


         4.01 General. Participation in the Plan will be limited to Directors who are not employees of the Company.


         4.02 Awards. Effective with the initial Plan Year beginning June 1, 1998, the entire amount of any annual retainer payable to a member of the Board shall be paid exclusively as an award of Restricted Stock or Unrestricted Stock. The Plan Administrator will administer the award of shares of Restricted Stock or Unrestricted Stock to each Director in accordance with the annual election of the Director, and will calculate the number of shares of Common Stock subject to each award. The number of shares of Restricted Stock or Unrestricted Stock which shall be awarded to a Director shall be based on the value of his or her retainer divided by the average closing price of the Common Stock as traded on the New York Stock Exchange during each of the five (5) trading days preceding the beginning of the Plan Year (June 1 of each year) for which the retainer is payable and the Director's election is effective. The price of the shares of Common Stock, as calculated pursuant to this formula, shall be applied to Restricted Stock and Unrestricted Stock in the same manner. In the event the calculation results in fractional shares, the award of shares of Common Stock shall round down to the next whole number of shares.



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         All shares of Restricted Stock awarded under this Plan shall be evidenced by Agreements which shall be subject to applicable provisions of this Plan and to such other provisions as the Committee may determine.


                                    ARTICLE V

                              Stock Subject to Plan


         5.01 Upon the award of shares of Restricted and Unrestricted Stock, the Company may issue shares of Common Stock from its authorized but unissued Common Stock, from shares held as treasury stock, or from Common Stock purchased by or on behalf of the Company or Elizabethtown in the open market, subject to all applicable provisions of the Federal and state securities laws. The maximum aggregate number of shares of Common Stock that may be awarded as Restricted and Unrestricted Stock under this Plan is 400,000 shares. Such maximum aggregate number of shares of Common Stock that may be issued under this Plan shall be subject to adjustment as provided in Article VIII.


                                   ARTICLE VI

                       Restricted Stock/Unrestricted Stock


         6.01 Conversion of Restricted Stock. Restricted Stock held by a Participant shall immediately be converted to Unrestricted Stock when the Participant ceases to be a Director, or at such other time as may be determined by the Committee.


         6.02 Nonalienation or Assignment. No right or interest of a Participant in Restricted Stock shall be subject to any lien, obligation or liability of such Participant.


         6.03 Shareholder Rights - Restricted Stock. A Participant will have the rights of a shareholder with respect to Restricted Stock as of the date of award, including the rights to receive dividends; provided, however, that (i) a Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of Restricted Stock, and (ii) the Company shall retain custody of the certificates evidencing shares of Restricted Stock. The limitations set forth in the preceding sentence shall not apply after the shares cease to be Restricted Stock.


         6.04 Shareholder Rights - Unrestricted Stock. Upon the award of Unrestricted Stock, a Participant will have all the rights accorded to an owner of Common Stock with respect to his or her ownership of such Unrestricted Stock.


                                   ARTICLE VII

                             Election by a Director


         7.01 Award. The Committee will determine whether a Director shall be awarded Restricted Stock or Unrestricted Stock in accordance with the Director's annual election. The Plan Administrator will calculate the number of shares of Common Stock provided by the award in accordance with Article IV.


         7.02 Annual Election. Each Director shall direct the Company to cause to be paid his or her entire annual retainer for a given Plan Year, as either an award of Restricted Stock or Unrestricted Stock, by filing an Election Form with the Plan Administrator during each applicable Election Period. A Director's meeting and committee fees shall continue to be paid to the Director in cash.




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         7.03 Rules Governing Annual Elections. The annual election made by a
Participant shall be irrevocable for the Plan Year for which the election is made. The certificates representing the Restricted Stock or Unrestricted Stock awarded to a Participant in accordance with the annual election will be issued to the Participant (and, if the award is of Restricted Stock, retained by the Company) as soon as practicable following the date on which annual retainer fees are payable.

         A Participant may request payment of his or her annual retainer for a Plan Year entirely in Restricted Stock or Unrestricted Stock, but not to a combination of Restricted Stock and Unrestricted Stock.


         7.04 Taxes on Awards of Common Stock. The Participant agrees to satisfy any tax obligations under federal, state or local law as a result of the award of Common Stock.


                                  ARTICLE VIII

                     Adjustment Upon Change in Common Stock


         8.01 The maximum aggregate number of shares that may be awarded as Restricted Stock and Unrestricted Stock under this Plan (and the number of shares of any particular award) shall be proportionately adjusted, and the terms of any outstanding Restricted Stock awards may be adjusted, as the Committee shall determine to be equitably required in the event that (a) the Company effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or (b) there occurs any other event that, in the judgment of the Committee, necessitates such action. Any determination made under this Article VIII by the Committee shall be final and conclusive.

         The Issuance by the Company of shares of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, whether upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, outstanding awards of Restricted Stock or Unrestricted Stock.


                                   ARTICLE IX

              Compliance with Law and Approval of Regulatory Bodies


         9.01 No Common Stock shall be awarded and no certificates for shares of Common Stock shall be delivered under this Plan except in compliance with all applicable federal and state laws and regulations (including, without limitation, withholding tax and securities laws requirements). The Company shall have the right to rely on an opinion of its counsel as to such compliance. Any share certificate issued to evidence Common Stock for which shares of Restricted Stock or Unrestricted Stock are awarded may bear such legends and statements as the Committee may deem advisable to assure compliance with federal and state laws and regulations. No Restricted Stock or Unrestricted Stock shall be awarded, no Common Stock shall be issued, and no certificates for shares shall be delivered under this Plan until the Company has obtained such consent or approval as the Board of Directors may deem advisable from regulatory bodies having jurisdiction over such matters.


                                    ARTICLE X

                               General Provisions


         10.01 Effect on Directorship. Neither the adoption of this Plan, its operation, any agreement hereunder, nor any documents describing appointment to the Board or referring to this Plan (or any part thereof) shall confer upon any individual any right to continue as a Director of the Company, nor shall it


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affect the rights of the shareholders of the Company to remove a Director from the Board, upon a proper vote thereon.


         10.02 Rules of Construction. Headings are given to the articles and sections of this Plan solely as a convenience to facilitate reference. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.


         10.03 Obligation to Effect Registration. The Company agrees to take such steps as shall be required by law to assure the free transferability of Unrestricted Stock by Participants including, if necessary, using its best efforts to register the Common Stock subject to this Plan under the Securities Act of 1933, as amended.


                                   ARTICLE XI

                                    Amendment


         11.01 The Board may amend or terminate this Plan at any time or from time to time; provided, however, that no amendment may become effective until shareholder approval is obtained if (i) the amendment increases the aggregate number of shares of Common Stock that may be awarded under the Plan, or (ii) the amendment changes the class of individuals eligible to become Participants. No amendments shall, without a Participant's consent, adversely affect any rights of such Participant under any Restricted Stock or Unrestricted Stock award outstanding at the time such amendment is made, in violation of the terms of this Plan.


                                   ARTICLE XII

                             Effective Date of Plan


         12.01 Restricted Stock and Unrestricted Stock may only be awarded under this Plan upon approval of the Plan by the shareholders of the Company.




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